Press Release

EMCORE Corporation Announces Preliminary Unaudited Results for its Second Quarter Ended March 31, 2008

•	2nd quarter revenue increased 42% year-over-year and 20% over prior quarter to approximately $56.3 million
•	3rd quarter revenue guidance is estimated to increase over 75% year-over-year to $77-80 million
•	Fiscal 2008 revenue guidance is increased to $280-$295 million
•	EMCORE completes acquisition of Intel’s telecom, enterprise, storage and fiber-optic connects cable businesses
•	EMCORE expects net profitability by the September quarter

ALBUQUERQUE, New Mexico, May 7, 2008 – EMCORE Corporation (Nasdaq: EMKR – News), a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite, and terrestrial solar power markets, today announced preliminary unaudited financial results for its second quarter ended March 31, 2008.

Consolidated revenue for the quarter ended March 31, 2008 totaled approximately $56.3 million. This represents a revenue increase of over 42% when compared to $39.6 million of revenue reported in the same period last year.  This also represents a revenue increase of 20% when compared to the prior quarter. Consolidated revenue for the six months ended March 31, 2008 totaled approximately $103.2 million. This represents a revenue increase of 32% when compared to $78.2 million of revenue reported in the same period last year.  Both of the Company’s operating segments posted increases in quarterly revenue when compared year-over-year and quarter-over-quarter.

For the three months ended March 31, 2008, revenue from the Company’s Fiber Optics segment increased $11.4 million or 44% to $37.6 million from $26.2 million, as reported in the same period last year.  For the six months ended March 31, 2008, Fiber Optics revenue increased $20.0 million or 39% to $71.6 million from $51.6 million, as reported in the same period last year. Sequentially, Fiber Optics revenue increased over 10% from $34 million. The increase in revenue was due to our acquisition of the telecom-related assets of Intel’s Optical Platform Division and a significant increase in quarterly revenue from the Company’s datacom product lines.

Photovoltaics revenue for the three months ended March 31, 2008 increased $5.2 million or 39% to $18.6 million from $13.4 million as reported in the same period last year.  For the six months ended March 31, 2008, Photovoltaics revenue increased $5.0 million or 19% to $31.6 million from $26.6 million, as reported in the same period last year. Sequentially, Photovoltaics revenue increased over 44% from $12.9 million. The significant increase in revenue was due to new product and business introduction of concentrator photovoltaics (CPV) for solar power applications.  Total revenue from CPV components and systems was $4.4 million for the three months ended March 31, 2008, which represents over a ten-fold increase in revenues when compared quarter-over-quarter.  CPV-related revenue is expected to increase dramatically in the June quarter as production ramps on multiple manufacturing lines.  During the quarter, the Company also experienced increased demand for its satellite solar cells and related products.

Excluding stock-based compensation expense, Fiber Optics gross margins were 24.3% and 24.2% for the three and six months ended March 31, 2008, respectively.  This represents an increase in gross margin from 17% as reported for the three months ended March 31, 2007 and an increase in gross margin from 19% as reported for the six months ended March 31, 2007.  Fiber Optics gross margin also increased from the prior quarter, which was 24% as reported, The increase in Fiber Optics gross margins is primarily due to increased revenue, facility consolidation, and other restructuring efforts completed by the Company in the prior year.

During the March quarter, the Company took one-time charges of approximately $6.3 million in its Photovoltaics segment for inventory write-downs and start-up costs in our solar cell receiver line and CPV system business.  Our Albuquerque fab capacity increased by approximately 35% during the quarter. Excluding stock-based compensation expense and these non recurring charges, Photovoltaics gross margin were 22%, an increase from 17% in the previous quarter. On a GAAP basis, Photovoltaics gross margins were negative 12% and 0% for the three and six months ended March 31, 2008, respectively, adversely impacted by the non-recurring charges.

Adjusted gross profit and gross margin of the consolidated business was $12.9 million or 23% for the three months ending March 31, 2008.  On a GAAP basis, consolidated gross margin for the quarter ended March 31, 2008 was approximately 12%, as adversely impacted by the $6.3 million of non-recurring charges.  This represents a decrease from 18% gross margin as reported in the same period last year.   Consolidated gross margin for the six months ended March 31, 2008 was approximately 16%, which was slightly higher than gross margin reported in the same period last year.

Operating expenses for the three and six month periods ended March 31, 2008 totaled $19.6 million and $38.9 million, respectively.  This represents a decrease in operating expense when compared year-over-year and quarter-over-quarter.
Excluding stock–based compensation expense and other non-recurring charges, operating expenses for the three and six months ended March 31, 2008 totaled $19.1 million and $35.4 million, respectively. This represents a an increase in operating expenses of $2.9 million when compared to the prior quarter  A significant portion of this increase in operating expenses was due to acquisition-related and new product and business introduction costs.  During the quarter ended March 31, 2008, the Company incurred over $1.6 million in operating expenses associated with the acquisition of Intel’s telecom division and transitional services being provided by Intel.  Operating expenses also increased approximately $1.3 million in the quarter due to costs incurred developing new product and business opportunities for the Company’s new terrestrial solar power product lines.

Operating loss for the three and six month periods ended March 31, 2008 totaled $12.9 million and $22.1 million, respectively.  This represents a decrease in operating loss when compared year-over-year and quarter-over-quarter.
Excluding stock–based compensation expense and other non-recurring charges, our adjusted operating loss for the three and six months ended March 31, 2008 totaled $6.0 million and $11.9 million, respectively.

In January 2008, the Company entered into agreements with holders of approximately 97.5%, or approximately $83.3 million of its outstanding 5.50% convertible subordinated notes due 2011 (the "Notes") pursuant to which the holders converted their Notes into the Company's common stock.  In addition, the Company called for redemption all of its remaining outstanding Notes. Upon conversion of the Notes, the Company issued shares of its common stock, based on a conversion price of $7.01, in accordance with the terms of the Notes. To incentivize certain holders to convert their Notes, the Company made cash payments to such holders equal to 4% of the principal amount of the Notes converted, plus accrued interest.   The Company recognized a loss totaling $4.7 million on the conversion of Notes to equity.  The Notes conversion resulted in a reduction of future interest payments of approximately $4.7 million, on an annual basis, through May 2011.

Excluding stock–based compensation expense and other non-recurring charges, our adjusted net loss for the three and six months ended March 31, 2008 totaled $6.0 million or $0.09 loss per share and $12.7 million or $0.22 loss per share, respectively.   On a GAAP basis, net loss for the three and six month periods ended March 31, 2008 totaled $17.5 million, or $0.27 loss per share and $31.9 million, or $0.55 loss per share, respectively.

As of March 31, 2008, the Company had an order backlog of approximately $158 million as compared to a backlog of approximately $156 million as of December 31, 2007. The March 31, 2008 order backlog is comprised of $133 million for our Photovoltaics segment and $25 million for our Fiber Optics segment.

At March 31, 2008, total cash, cash equivalents, marketable securities, and long-term cash investments at March 31, 2008 was approximately $30.5 million, a decrease of $0.6 million from the prior quarter.  The Company generated positive cash flows from operations for the six month period ended March 31, 2008.  During fiscal 2008, the Company purchased approximately $9.6 million in equipment to develop and manufacture CPV-related components and systems.

Management Discussion and Outlook:

“We are pleased with our strategic achievements in the quarter. We successfully negotiated and closed the transactions of the asset purchase from Intel in the areas of Telecom, Enterprise, Storage, and Connects Cable fiber optics business. This strengthened EMCORE’s position in Fiber Optics component and subsystem arena significantly. With the added and existing product portfolio, EMCORE is poised as a major player in broadband, telecom, enterprise and high-performance computing markets with leading products and technology for sustainable and profitable growth in the future. The business development in the terrestrial solar power area continues to be very successful. We continue to broaden our customer base and book new orders. This quarter represents the first significant revenue from this new line of business which we have invested in over the last couple of years. Our debt conversion and equity financing activities strengthened our balance sheet and provided enough capital to execute our current business plan,” stated Dr. Hong Q. Hou, Chief Executive Officer. “We are happy to achieve the aggressive top-line growth and meet our revenue guidance, and we are increasing our revenue guidance going forward for this quarter and the rest of the year. The business fundamentals remain strong for the continued growth.  We remain optimistic that we will achieve operational profitability in the second half of 2008. The management team is intensely focusing on delivering that profitability,” added Dr. Hou.

“The Board of Directors has authorized the management of the Company to prepare a comprehensive operational and strategic plan for the separation of the Company's Fiber Optics and Photovoltaic businesses into separate corporations.” Reuben F. Richards, Jr., Executive Chairman stated, "We are excited to be taking the first steps in this process, which we believe allows us to maximize the potential of both our business segments. We will be working closely with investment, accounting and legal advisors over the coming months to develop a structure for this separation that will maximize operating efficiencies as well as maximizing shareholder value.”

Company & Quarterly Highlights:

January 23, 2008 – EMCORE announced that it will supply its solar CPV components and systems to the Spanish market through several agreements.

•
EMCORE was awarded a 300–kilowatt (kW) CPV system contract by Spain's Institute of Concentrator Photovoltaics Systems (ISFOC). EMCORE expects to have its CPV systems installed in Castilla–La Mancha, Spain by December 2008.

•
EMCORE reached an agreement to construct an 850–kW solar power park in Extremadura, Spain. EMCORE will be utilizing its CPV solar power system and provide a turn–key solution with a scope of work including engineering, procurement, and construction. This project is expected to be completed before July 2008 in order to take advantage of the current high feed–in tariff.

•
EMCORE received a purchase order for one million CPV components from a prominent CPV system integrator. This order is expected to be completed by March 2009 with CPV products being deployed in projects within the Spanish market.

January 31, 2008 – EMCORE announced that it has signed a memorandum of understanding for the supply of between 200 megawatt (MW) and 700 MW of solar power systems that are scheduled for deployment in utility scale solar power projects under development in the southwestern region of the United States. EMCORE will supply and install turn–key solar power systems utilizing EMCORE's CPV systems developed at its Albuquerque, NM facility. The project developer, SunPeak Solar, is securing land and grid access throughout 2008 and project construction is expected to begin in early 2009. This agreement is not expected to contribute revenues until 2009 and is dependant on the renewal of the federal investment tax credit (ITC) extending into 2009 and beyond.

February 15, 2008 – EMCORE entered into a securities purchase agreement for the sale of $100 million of restricted common stock and warrants.  Under this agreement, investors purchased 8 million shares of our common stock, no par value, and warrants to purchase an additional 1.4 million shares of our common stock.  The purchase price was $12.50 per share, priced at the 20 day volume-weighted average price.  The warrants grant the holder the right to purchase one share of our common stock at a price of $15.06 per share.  The warrants are immediately exercisable and remain exercisable for a period of 5 years from the closing date.  In addition, EMCORE entered into a registration rights agreement with the investors to register for resale the shares of common stock issued in this transaction and the shares of common stock to be issued upon exercise of the warrants.  Total agent fees incurred were 5.75% of the gross proceeds, or $5.8 million.  EMCORE used the net proceeds to acquire the telecom assets of Intel's Optical Platform Division and for working capital requirements.

February 22, 2008 – EMCORE announced completion of the acquisition of the telecom-related portion of Intel's Optical Platform Division. The telecom assets EMCORE acquired include intellectual property, assets and technology comprised of tunable lasers, tunable transponders, 300-pin transponders, and integrated tunable laser assemblies. The acquisition agreement was signed and announced on December 18, 2007. The purchase price was $75 million in cash and $10 million in the Company’s common stock, priced at a volume-weighted average price of $13.84 per share, or 722,688 shares.   This acquisition enhances EMCORE's presence in the telecommunications market segment and expands its fiber optics product portfolio. The acquired assets will be integrated into EMCORE's Digital Products Division (EDP).

February 26, 2008 – EMCORE announced new features to its 1550nm broadband transmitter and optical amplifier product lines. In order to support the requirements for extended bandwidth CATV systems and RF overlay for PON networks, these new products offer 1GHz RF performance, dual hot swappable power supplies and SNMP management capabilities.

February 27, 2008 – EMCORE announced the introduction of a new line of un-cooled coaxial DFB lasers. EMCORE's 1933 DFB laser family offers a low cost solution for 1310nm linear fiber optic links. With an innovative design, the 1933 series requires no additional cooling since it can maintain performance even with case temperatures ranging from -40°C to +80°C. The 1933 also features exceptionally high slope efficiency and linearity even with optical output powers up to 12dBm.

April 2, 2008 – EMCORE announced that it had been awarded a $4.6 million follow-on production order for solar cell receiver assemblies from Concentration Solar la Mancha of Manzanares (Ciudad Real), Spain. The receivers will be incorporated into CS la Mancha's 500X concentrator photovoltaic (CPV) system and will be deployed throughout Spain and other locations in fully licensed and funded projects. Shipments are scheduled to commence in the September quarter and complete in early 2009. CS la Mancha, part of Renovalia Energy, a renewable energy company in Spain, has been developing the CPV system for nearly two years, and has recently started production and volume deployment.

April 10, 2008 – EMCORE announced that it agreed to supply CPV systems to XinAo Group in China. XinAo Group is one of China's largest energy companies and is well known for its clean-energy technologies. The program will start with the delivery of a 50 kilowatt (kW) concentrator photovoltaic (CPV) system to be installed in Langfang, China. This system will be used for test and evaluation purposes. Once the expected reliability and performance metrics have been demonstrated, XinAo plans to install CPV systems to provide electric power for its innovative coal gasification project, which is estimated to have a requirement of 60 megawatts (MW) of power. XinAo believes that EMCORE's CPV technology will provide a cost-effective solution for its energy needs. In addition, XinAo intends to build a manufacturing plant in China, jointly owned by EMCORE, to manufacture CPV systems designed and certified by EMCORE for the Chinese market.

April 21, 2008 – EMCORE announced completion of the acquisition of the enterprise and storage assets of Intel’s Optical Platform Division (OPD) and the Intel Connects Cable (ICC) business for high-performance computing under the terms signed and announced previously. The assets include intellectual property, inventory, fixed assets and technology relating to XENPAK, X2, SFP, and SFP+ optical transceivers for enterprise and storage customers, as well as the Intel Connects Cables (ICC) active cable interconnects for high-performance computing clusters. This acquisition will further enhance EMCORE’s presence in the local area and storage area network market segments. These assets, along with the Telecom assets acquired in February 2008 from Intel OPD, make EMCORE one of the major companies in the world with the most comprehensive product portfolio, vertically-integrated capability and infrastructure, and strong commitment to Telecom, Datacom, and Broadband fiber optics businesses. The acquired assets will be integrated into the EMCORE Digital Products (EDP) division.

May 5, 2008 – EMCORE announced that it has entered into a $28 million definitive supply agreement with ES System of Gwang-Ju, South Korea, for solar cell receivers to be fielded in fully licensed and funded solar farms in South Korea. This agreement incorporates an advance deposit to ensure production priority, and will enable the installation of 70 megawatts (MW) of solar farms. Production for this order has commenced and shipments are scheduled to occur over the next 24 months with the provisions for accelerated deliveries as well as future purchase options under the same terms.

***

EMCORE will discuss its quarterly results on a conference call to be held on Thursday, May 8, 2008, at 9:00 a.m. ET. To participate in the conference call, U.S. callers should dial (toll free) 866–710–0179 and international callers should dial 334–323–9871. The access code for the call is 39197. A replay of the call will be available beginning May 8, 2008 at 12:00 p.m. ET until May 15, 2008 at 11:59 p.m. ET. The replay call–in number for U.S. callers is 877–656–8905, for international callers it is 334–323–9859 and the access code is 26373007. The call also will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE:

EMCORE Corporation is a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high–capacity fiber optic cables for high–speed data and telecommunications, cable television (CATV) and fiber–to–the–premises (FTTP) networks. EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high–efficiency compound semiconductor–based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high–efficiency GaAs solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Forward–looking statements:

The information provided herein may include forward–looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Such forward–looking statements include but are not limited to words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward–looking statements. These forward–looking statements also include, without limitation, (a) any statements or implications regarding EMCORE's ability to remain competitive and a leader in its industry, and the future growth of EMCORE, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its current cost reduction efforts, including (i) expected cost reductions and their impact on EMCORE's financial performance, (ii) EMCORE's ability to reduce operating expenses associated with its recent acquisitions (iii) EMCORE's continued leadership in technology and manufacturing in its markets, and (iv) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by EMCORE regarding its expected financial performance in future periods, including, without limitation, with respect to anticipated revenues for the third quarter of fiscal 2008 or expected revenues from recent and anticipated acquisitions. These forward–looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) EMCORE's cost reduction efforts may not be successful in achieving their expected benefits, (including, among other things, cost structure, gross margin and other profitability improvements), due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, integration difficulties, and execution concerns; (b) EMCORE may encounter difficulties in integrating its recent acquisitions and as a result may sustain increased operating expenses, delays in commercializing new products, production difficulties associated with transferring products to EMCORE's manufacturing facilities and disruption of customer relationships (c) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, iv) to successfully compete with products offered by our competitors and (d) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward–looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward–looking statements.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three and six month periods ended March 31, 2008 and 2007
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Revenue	$56,279	$39,598	$103,166	$78,194
Cost of revenue	49,631	32,629	86,415	65,729
Gross profit	6,648	6,969	16,751	12,465

Operating expenses:
Selling, general, and administrative	10,263	13,143	22,126	25,682
Research and development	9,330	7,528	16,750	14,139
Total operating expenses	19,593	20,671	38,876	39,821

Operating loss	(12,945)	(13,702)	(22,125)	(27,356)

Other expense (income):
Interest income	(227)	(1,169)	(654)	(2,820)
Interest expense	375	1,260	1,580	2,522
Loss from conversion of subordinated notes	4,658	-	4,658	-
Stock-based compensation (income) expense related to tolled options	(58)	-	4,316
Gain from insurance proceeds	-	(357)	-	(357)
Loss on disposal of equipment	-	-	86	-
Foreign exchange gain	(186)	-	(198)	-
Total other expense (income)	4,562	(266)	9,788	(655)

Net loss	$(17,507)	$(13,436)	$(31,913)	$(26,701)

Per share data:
Basic and diluted per share data:
Net loss	$(0.27)	$(0.26)	$(0.55)	$(0.52)

Weighted-average number of basic and diluted shares outstanding	64,560	50,947	57,975	50,911

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
As of March 31, 2008  and September 30, 2007
(in thousands)
(unaudited)

	As of March 31, 2008	As of September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$22,734	$12,151
Restricted cash	2,148	1,538
Marketable securities	988	29,075
Accounts receivable, net	52,801	38,151
Receivables, related party	287	332
Income tax receivable	130	130
Inventory, net	43,521	29,205
Prepaid expenses and other current assets	4,948	4,350

Total current assets	127,557	114,932

Property, plant and equipment, net	74,165	57,257
Goodwill	89,739	40,990
Other intangible assets, net	12,753	5,275
Investments in unconsolidated affiliates	14,917	14,872
Long-term investments and restricted cash	4,655	-
Other non-current assets, net	533	1,540

Total assets	$324,319	$234,866

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,943	$22,685
Accrued expenses and other current liabilities	26,430	28,776
Income tax payable	594	593

Total current liabilities	54,967	52,054

Convertible subordinated notes	-	84,981

Total liabilities	54,967	137,035

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 100,000 shares authorized, 73,735 shares issued and 73,576 outstanding at March 31, 2008; 51,208 shares issued and 51,049 shares outstanding at September 30, 2007	647,346	443,835
Accumulated deficit	(375,817)	(343,904)
Accumulated other comprehensive loss	(94)	(17)
Treasury stock, at cost; 159 shares	(2,083)	(2,083)

Total shareholders’ equity	269,352	97,831

Total liabilities and shareholders’ equity	$324,319	$234,866

Use of Non–GAAP Measures

EMCORE provides non–GAAP operating expenses, non–GAAP operating loss, and non–GAAP net loss as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non–GAAP financial measures to its most comparable GAAP financial measure.

EMCORE believes that the additional non–GAAP measures are useful to investors for financial analysis. In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from one–time items such as patent litigation–related charges, charges associated with our review of historical stock option grants and severance and restructuring–related expenses because these items would make results less comparable between periods. Management believes adjusting for stock–based compensation expense is appropriate, as it is a non–cash expense, and adjusting is consistent with the practice of most of our competitors. Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non–GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non–GAAP financial information. However, non–GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non–GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non–GAAP financial measures. These non–GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non–GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non–GAAP financial measures to their most comparable GAAP financial measures.

Non–GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non–GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non–GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables listed below:

EMCORE CORPORATION Non -GAAP Table – Operating Expenses Unaudited (in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Operating expenses – as reported	$19,593	$20,671	$38,876	$39,821
Adjusted Expenses:
Severance and restructuring-related benefit (charges)	52	(536)	(403)	(979)
Stock option restatement-related benefit (expense)	1,038	(2,311)	257	(4,122)
Non-recurring legal expense	(186)	(1,513)	(1,151)	(2,359)
Stock-based compensation expense	(1,362)	(1,013)	(2,188)	(2,993)

Operating expenses – Non-GAAP	$19,135	$15,298	$35,391	$29,368
EMCORE CORPORATION Non -GAAP Table – Operating Loss Unaudited (in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Operating loss – as reported	$(12,945)	$(13,702)	$(22,125)	$(27,356)
Adjusted Expenses:
Severance and restructuring-related (benefit) charges	(52)	536	403	980
Stock option restatement-related (benefit) expense	(1,038)	2,311	(257)	4,122
Non-recurring legal expense	186	1,513	1,151	2,359
Photovoltaics-related inventory and start-up charges	6,300	-	6,300	-
Stock-based compensation expense	1,573	1,344	2,648	3,670

Operating loss – Non-GAAP	$(5,976)	$(7,998)	$(11,880)	$(16,225)

Operating loss per basic share – Non-GAAP	$(0.09)	$(0.16)	$(0.20)	$(0.32)

EMCORE CORPORATION Non -GAAP Table – Net Loss Unaudited (in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Net loss – as reported	$(17,507)	$(13,436)	$(31,913)	$(26,701)
Adjusted Expenses:
Severance and restructuring-related (benefit) charges	(52)	536	403	980
Stock option restatement-related (benefit) expense	(1,038)	2,311	(257)	4,122
Non-recurring legal expense	186	1,513	1,151	2,359
Stock-based compensation expense	1,573	1,344	2,648	3,670
Loss from conversion of subordinated notes	4,658	-	4,658	-
Photovoltaics-related inventory and start-up charges	6,300	-	6,300	-
Stock-based compensation expense from tolled options	(58)	-	4,316	-

Net loss – Non-GAAP	$(5,938)	$(7,732)	$(12,694)	$(15,570)

Net loss per basic share – Non-GAAP	$(0.09)	$(0.15)	$(0.22)	$(0.31)

Contacts:
EMCORE Corporation
Adam Gushard - Interim Chief Financial Officer
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com